Exhibit 99.1

China GengSheng Minerals Reports Solid Second Quarter 2011
Financial Results

Quarterly Revenue Increases 36% Year-over-Year to $20.4 Million with Growth Across All Core Business Segments;

New Fracture Proppant Facility Started Trial Production, Expected to Double Annual In-house Fracture Proppant Manufacturing Capacity

GONGYI, China, August 15, 2011 – China GengSheng Minerals, Inc. (NYSE Amex: CHGS), a leading China-based high-tech industrial materials manufacturer producing heat resistant, energy efficient materials for a variety of industrial applications, today announced its financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights:

Revenue increased 36.3% year-over-year to $20.4 million.

Fracture proppant sales totaled $5.9 million, an increase of 90% year-over-year, compared with $3.1 million in the second quarter of 2010.

Refractories sales were $12.5 million, an increase of 11% year-over-year, compared with $11.3 million in the second quarter of 2010.

Sales of the Company’s fine precision abrasives products, which commenced in the third quarter of 2010, totaled $1.5 million, compared with $0.8 million in the first quarter of 2011.

Gross profit increased 8.5% to $5.3 million, or 26.1% of total sales, compared with $4.9 million, or 32.8% of total sales in the same period a year ago.

Operating income totaled $799,000, compared with $1.4 million in the second quarter of 2010.

Net loss attributable to the Company’s common stockholders was $(247,000), or $(0.01) per fully diluted share, compared with net income of $1.0 million, or $0.04 per fully diluted share in the second quarter of 2010.

As of June 30, 2011, the Company had cash and cash equivalents of $9.5 million, stockholders’ equity of $60.0 million and working capital of $21.0 million.

First Half 2011 Financial Highlights:

Revenue increased 36.4% year-over-year to $36.6 million.

Fracture proppant sales totaled $11.1 million, an increase of 158% year-over-year, compared with $4.3 million in the first half of 2010.

Refractories sales were $22.5 million, an increase of 4% year-over-year, compared with $21.7 million in the first half of 2010.

Fine precision abrasives products generated sales totaling $2.3 million during the first six months of 2011.

Gross profit increased 8.2% to $9.6 million, or 26.3% of total sales, compared with $8.9 million, or 33.1% of total sales in the same period a year ago.

  Operating income totaled $1.5 million, compared with $2.2 million in the first half of 2010.

  Net loss attributable to the Company’s common stockholders was $(327,000), or $(0.01) per fully diluted share, compared with net income of $1.4 million, or $0.06 per fully diluted share in the first half of 2010.

Second Quarter 2011 and Recent Business Highlights

  Began test production at the Company’s new fracture proppant manufacturing facility, Henan Yuxing Proppant Co., Ltd., which was opened in July 2011. Once production at this facility reaches designed capacity, annual fracture proppant manufacturing capacity is expected to reach 150,000 metric tons, including both internal and OEM capacity.

  Signed five-year strategic partnership agreement with a North American fracture proppants distributor to develop and market GengSheng’s fracture proppant products in North America through the establishment of a jointly owned brand.

  Awarded approximately $30 million in fracture proppant export contracts through August 14, 2011.

  Acquired minority interest in Yili Yiqiang Silicon Company ("Yili"), a producer of Green Silicon Carbide (“Green SiC”) to improve raw materials sourcing capabilities for fine precision abrasives products.

  In July 2011, increased fine precision abrasives output to 600 metric tons per month through equipment upgrades and improved production efficiency.

  Appointed Mr. Ningfang Liang as Chief Financial Officer to improve communication, financial controls and transparency.

“We achieved top-line growth across each of our three primary business segments for the second quarter, sales of our refractory products increased on a year-over-year basis for the first time in several quarters, and we achieved record quarterly sales of $5.9 million in our fracture proppant business,” said Mr. Shunqing Zhang, China GengSheng's Chairman and Chief Executive Officer. “Although our bottom line weighted by increased operating expenses and finance costs, incurred to support business expansion, we remain excited by the performance and prospects of all business lines. During the first half of the year, we launched several strategic growth initiatives to address the large and growing fracture proppant market, including capacity expansion, and a joint development agreement with a North American fracture proppant distributor to address the U.S. and Canadian markets. We believe these initiatives will position GengSheng to capture additional market share as we build brand recognition, both domestically and internationally and continue to leverage the strong, rapidly growing demand from oil and gas producers.

“Our fine precision abrasives segment generated sales of approximately $1.5 million, and we continued to improve our manufacturing efficiency to drive margin expansion and profitability in this segment through improved procurement capabilities and increased monthly output which we grew to 600 metric tons in July, from 100 metric tons at the beginning of 2011. Earlier in August, China’s National Development and Reform Commission announced the implementation of a solar feed-in-tariff to be paid by grid operators to solar developers, and the new policy is expected to trigger rapid growth in the solar industry in China. We believe that GengSheng is well positioned to address this anticipated demand through continued aggressive marketing of our products to solar manufacturers, and are confident in our ability to grow this business further as we ramp capacity and improve production efficiency.”

Mr. Zhang concluded, "In addition to our operational progress during the first half of the year, we made an important addition to our management team with the recent appointment of Mr. Ningfang Liang as our new CFO. Ningfang joined GengSheng with an extensive background in finance and accounting, as well as a great deal of public company and SEC reporting experience. We believe Ningfang will be a valuable asset for our Company as we work to improve internal controls and processes, increase transparency and build shareholder value.”

Financial Results for the Three Months Ended June 30, 2011

For the second quarter of 2011, sales revenue was $20.4 million, an increase of 36.3%, over $15.0 million in the second quarter of 2010. The year-over-year increase was mainly attributable to increased export sales from the Company’s fracture proppant segment, with particular strength in the North American market, and contribution from GengSheng’s fine precision abrasive products, which were launched in the third quarter of 2010.

  Sales of the Company’s core refractory products reached $12.5 million, or 61.4% of total sales, an increase of 10.6%, compared with $11.3 million in the second quarter of 2010. The sales increase was primarily due to an increase in average selling prices, which reached $452 per metric ton in the second quarter of 2011, representing a 22.2% increase compared with $370 per metric ton in the same period of 2010.

  Sales of fracture proppants totaled $5.9 million, or 29.0% of sales, an increase of 90.3%, compared with $3.1 million in the second quarter of 2010. The increase in fracture proppants sales was mainly due to increased production capacity and growth in export sales, driven by strong demand from our US customers who use our proppant products in their new natural gas exploration technologies.

  Sales of industrial ceramics products totaled $492,000, or 2.4% of sales, compared with $559,000 in the second quarter of 2010.

  Sales of the Company’s fine precision abrasives products, which launched in the third quarter of 2010, totaled $1.5 million, or 7.2% of total sales, an sequential increase of 78.5% over $819,000 in the first quarter of 2011.

Cost of goods sold totaled $15.1 million, an increase of 49.8%, compared with $10.1 million for the second quarter of 2010. The increase in cost of goods sold resulted from an increase in total revenue and higher raw materials costs compared with the same period in 2010.

Gross profit for the three months ended June 30, 2011, totaled $5.3 million, or 26.1% of revenue, compared with $4.9 million, or 32.8% of revenue in the second quarter of 2010. The percentage decrease was mainly due to the decrease in average selling price and the increase in the cost of raw materials compared with the same period in 2010.

For the three months ended June 30, 2011, total operating expenses were $4.5 million, compared with $3.5 million in the year-ago period. General and administrative expenses increased to $1.6 million for the second quarter of 2011, compared with $1.4 million for the second quarter in 2010. The increase was primarily due to the higher salary expenses as a result of increase in the average salary level and higher professional fees. Selling expenses increased by $950,000, or 52.5% year-over-year, to $2.8 million for the three months ended June 30, 2011, compared with $1.8 million for the second quarter of 2010. The increase in selling expenses was primarily attributable to the increase in allowance for doubtful accounts and higher transportation costs. As a percentage of net revenues, our selling expenses increased to 13.5% for the three months ended June 30, 2011, as compared to 12.1% for the same period in 2010.

Finance costs totaled $1.6 million for the three months ended June 30, 2011, compared with $344,000 in the second quarter in 2010. As a percentage of net revenues, our finance costs were 7.7% in the second quarter in 2011 and 2.2% in the same period in 2010. This significant increase was primarily due to an increase of approximately $1.3 million in bills discounting charges as we discounted more bills receivable instead of holding them to maturity.

Our income taxes were $226,000 for the three months ended June 30, 2011, an increase of approximately $105,000 or 86.8% from approximately $121 thousand for the three months ended June 30, 2010.

Net loss attributable to Company's common stockholders was $(247,000), or $(0.01) per diluted share, based on weighted average shares outstanding of 26.8 million for the second quarter of 2011. This compares with net income of $1.0 million, or $0.04 per diluted share, based on weighted average shares outstanding of 24.3 million for the second quarter in 2010. The increase in share count compared with the second quarter of 2010 was related to the completion of the Company's registered direct offering in January 2011.

Liquidity and Capital Resources

As of June 30, 2011, the Company had cash and cash equivalents totaling $9.5 million, compared with $925,000 as of December 31, 2010. The increase in cash and cash equivalents was primarily due to $9.3 million in net proceeds from the Company's registered direct offering in January 2011. Current assets totaled $156.2 million, with working capital of $21.0 million and total shareholders' equity of $60.0 million as of June 30, 2011, respectively.

Conference Call

Management will hold a conference call today, Monday, August 15, 2011 at 8:00 a.m. EDT (8:00 p.m. BJ time) to discuss second quarter 2011 results.

To participate in the call please dial (877) 407-9205 from the U.S. and Canada, or (201) 689-8054 for international calls, approximately 10 minutes prior to the scheduled start time. The call will also be available as a live, listen-only webcast at http://www.gengsheng.com/english/affair.aspx.

A telephone replay of the call will be available through August 19, 2011. To access the replay, please dial (877) 660-6853 in the U.S. and Canada, or (201) 612-7415 internationally; account number 286 and conference ID 376797. Additionally, a webcast archive will be available for a period of one year.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, Henan GengSheng High Temperature Materials Co., Ltd. and Henan Yuxing Proppant Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

To be added to the Company’s email distribution for future press releases, please send your request to gengsheng@tpg-ir.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China GengSheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In the US:
China GengSheng Minerals, Inc.
Chief Financial Officer
Mr. Ningfang Liang
1+201-210-2753

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
1+212-481-2050
gengsheng@tpg-ir.com

In China:
The Piacente Group, Inc.
Investor Relations
Wendy Sun
+86-10-6590-7991
gengsheng@tpg-ir.com

China GengSheng Minerals, Inc.
Investor Relations
Mr. Shuai Zhang
gszs@gengsheng.com
+86-135-2551-0415

China GengSheng Minerals, Inc.
Condensed Consolidated Balance Sheets

	As of	As of
	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$9,489,179	$925,052
Restricted cash	54,456,767	21,693,100
Trade receivables, net	43,440,099	43,240,996
Bills receivable	14,342,701	3,074,156
Other receivables, prepayments and payment in advance	12,457,256	7,024,142
Advances to senior management	-	51,449
Inventories	21,887,036	15,679,492
Deferred tax assets	90,633	244,046

Total current assets	156,163,671	91,932,433

Deposits for acquisition of a non-consolidated affiliate	2,320,500	2,275,500
Deposits for acquisition of land use right, property, plant and equipment	5,118,267	1,061,502
Goodwill	467,693	441,089
Intangible assets, net	348,570	379,250
Property, plant and equipment, net	30,007,413	26,188,235
Land use rights, net	951,726	944,166

TOTAL ASSETS	$195,377,840	$123,222,175

LIABILITIES AND EQUITY

Current liabilities
Trade payables	$19,930,549	$14,279,568
Bills payable	27,343,225	8,495,200
Other payables and accrued expenses	6,432,959	5,198,131
Deferred revenue - Government grants	355,810	394,420
Provision for warranty	71,118	69,739
Income taxes payable	580,847	606,877
Non-interest-bearing loans	906,651	1,062,114
Collateralized bank loans	79,314,071	41,641,650
Deferred tax liabilities	132,093	149,578
Warrant liabilities	60,000	-

TOTAL LIABILITIES	$135,127,323	$71,897,277

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock - par value $0.001 per share
Authorized 50,000,000 shares; none issued and outstanding	$-	$-
Common stock - par value $0.001 per share
Authorized 100,000,000 shares; issued and outstanding 26,794,386 shares as of June 30, 2011 and 24,294,386 shares as of December 31, 2010	26,794	24,294
Additional paid-in capital	28,189,354	19,903,388
Statutory and other reserves	7,521,114	7,521,114
Accumulated other comprehensive income	6,940,695	5,949,455
Retained earnings	17,309,758	17,636,730

Total China GengSheng Minerals, Inc. (the “Company”) stockholders' equity	59,987,715	51,034,981
NONCONTROLLING INTEREST	262,802	289,917

TOTAL EQUITY	60,250,517	51,324,898

TOTAL LIABILITIES AND EQUITY	$195,377,840	$123,222,175

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive
Income

	Three months ended		Six months ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010

Sales revenue	$20,435,922	$14,994,327	$36,619,751	$26,855,679
Cost of goods sold	(15,101,251)	(10,078,087)	(26,997,445)	(17,966,145)

Gross profit	5,334,671	4,916,240	9,622,306	8,889,534

Operating expenses
General and administrative expenses	1,629,380	1,419,680	3,133,598	2,848,652
Research and development expenses	145,202	313,474	286,529	497,707
Selling expenses	2,761,122	1,810,607	4,733,057	3,305,556

Total operating expenses	4,535,704	3,543,761	8,153,184	6,651,915

Net operating income	798,967	1,372,479	1,469,122	2,237,619

Other income (expenses)
Government grant income	16,802	-	17,685	71,032
Guarantee income	122,952	-	210,248	-
Guarantee expenses	(88,877)	-	(176,392)	-
Interest income	62,893	123,773	182,381	158,499
Change in fair value of warrant liabilities	650,000	-	910,000	-
Other (expenses) income	(33,533)	3,087	(67,722)	3,696
Finance costs	(1,571,367)	(343,762)	(2,537,099)	(748,958)

Total other expenses	(841,130)	(216,902)	(1,460,899)	(515,731)

(Loss) income before income taxes and noncontrolling interest	(42,163)	1,155,577	8,223	1,721,888
Income taxes	(226,139)	(121,495)	(362,310)	(284,610)

Net (loss) income before noncontrolling interest	(268,302)	1,034,082	(354,087)	1,437,278
Net loss (income) attributable to noncontrolling interest	21,264	(11,151)	27,115	(27,065)

Net (loss) income attributable to Company’s common stockholders	$(247,038)	$1,022,931	$(326,972)	$1,410,213

Net (loss) income before noncontrolling interest	$(268,302)	$1,034,082	$(354,087)	$1,437,278
Other comprehensive income
Foreign currency translation adjustments	786,396	196,977	991,240	197,417

Comprehensive income	518,094	1,231,059	637,153	1,634,695
Comprehensive loss (income) attributable to noncontrolling interest	21,264	(12,815)	27,115	(28,729)

Comprehensive income attributable to Company’s common stockholders	$539,358	$1,218,244	$664,268	$1,605,966

(Loss) earnings per share - Basic and diluted attributable to Company’s common stockholders	$(0.01)	$0.04	$(0.01)	$0.06
Weighted average number of shares - Basic and diluted	26,794,386	24,267,820	26,711,513	24,187,475

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	(Unaudited)
	2011	2010
Cash flows from operating activities
Net (loss) income before noncontrolling interest	$(354,087)	$1,437,278
Adjustments to reconcile net (loss) income before noncontrolling interest to net cash flows (used in) provided by operating activities:
Depreciation	1,040,195	715,568
Amortization of land use right	10,481	11,305
Amortization of intangible assets	38,180	26,673
Deferred taxes	153,413	(30,558)
Allowance for (reversal of) doubtful accounts	432,040	(7,347)
Share-based compensation	-	274,100
Deferred revenue amortized	(45,816)	-
Loss on disposal of property, plant and equipment	29,813	-
Change in fair value of warrant liabilities	(910,000)	-
Changes in operating assets and liabilities:
Restricted cash	(4,859,443)	(5,868,000)
Trade receivables	215,589	(2,343,030)
Bills receivable	(11,064,303)	1,295,022
Other receivables and prepayments	(5,214,083)	(2,972,917)
Inventories	(5,821,702)	(3,073,420)
Other payables and accrued expenses	1,117,543	2,364,009
Trade payables	5,299,877	923,879
Bills payable	18,440,940	7,247,800
Income taxes payable	(54,322)	91,166
Net cash flows (used in) provided by operating activities	(1,545,685)	91,528

Cash flows from investing activities
Payments for deposits of acquisition of land use right, property, plant and equipment	(3,984,119)	(558,923)
Proceeds from disposal of property, plant and equipment	64,092	-
Payments for acquisition of property, plant and equipment	(4,397,877)	(2,964,340)

Net cash flows used in investing activities	(8,317,904)	(3,523,263)
Cash flows from financing activities
Net proceeds from issue of shares	9,258,466	-
(Increase) decrease in restricted cash	(27,061,374)	4,987,800
Proceeds from bank loans	64,935,933	19,364,400
Repayment of bank loans	(28,558,640)	(18,044,100)
Proceeds from non-interest-bearing loans	305,440	1,503,675
Repayment of non-interest-bearing loans	(479,649)	(611,006)
Government grant received	-	178,974

Net cash flows provided by financing activities	18,400,176	7,379,743

Effect of foreign currency translation on cash and cash equivalents	27,540	20,074

Net increase in cash and cash equivalents	8,564,127	3,968,082
Cash and cash equivalents - beginning of period	925,052	992,204

Cash and cash equivalents - end of period	$9,489,179	$4,960,286

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$2,537,099	$481,138
Income taxes	$262,133	$191,789
Non-cash investing and financing transactions:
Warrants issued to investors in connection with the private placement	$970,000	$-